AMENDED AND RESTATED
CHANGE OF CONTROL AND SEVERANCE AGREEMENT

     THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), is entered into as of this ____ day of March, 2010, between Amtech Systems, Inc., an Arizona corporation (the “Company”), with offices at 131 South Clark Drive, Tempe, Arizona, and Robert T. Hass (the “Executive”).

W I T N E S S E T H:

     WHEREAS, the Company and the Executive have entered into that certain Key Man Severance Agreement, dated October 1, 1999 and that certain Agreement, dated May 19, 1992;

     WHEREAS, the Company and the Executive entered into that certain Amended and Restated Change of Control and Severance Agreement, dated December 29, 2008 in order to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”);

     WHEREAS, the Company and the Executive desire to further amend the Amended and Restated Change of Control and Severance Agreement; and

     WHEREAS, the Board of Directors of the Company (the “Board”) has approved such amendment.

     NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the Company and the Executive do hereby agree as follows:

Definitions.

“Additional Terms” shall have the meaning set forth in Section 5 of this Agreement.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 2(b)(iii) of this Agreement.

“Cause” shall mean (i) the Executive’s willful, repeated or negligent failure to perform his duties to the Company and to comply with any reasonable or proper direction given by or on behalf of the Company’s Board of Directors and the continuation of such failure following twenty (20) days written notice to such effect, (ii) the Executive being guilty of serious misconduct on the Company’s premises or elsewhere, whether during the performance of his duties or not, which is reasonably likely to cause material damage to the reputation of the Company or render it materially more difficult for the Executive to satisfactorily continue to perform his duties and the continuation or a second instance of such serious misconduct following twenty (20) days written notice to such effect; (iii) the Executive being found guilty in a criminal court of any offense of a nature which is reasonably likely to materially adversely affect the reputation of the Company or to materially prejudice its interests if the Executive were to continue to be employed by the Company; (iv) the Executive’s commission of any act of fraud or theft involving the Company or its business, or any intentional tort against the Company; or (v) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement and failure to correct such violation within twenty (20) days after written notice by the Company. Notwithstanding the foregoing, “Cause” shall only be deemed to exist if it is so determined by a resolution duly adopted by the Board of Directors of the Company, at a duly noticed meeting at which the Executive and his counsel are first given the opportunity to address the Board with respect to such determination.

“Change of Control” shall have the meaning set forth in Section 2(b) of this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Disability” shall mean that the Executive, in the good faith determination of the Board of Directors of the Company, based on the advice of a qualified physician after a proper examination of the Executive, is unable to render services of the character necessary to perform his duties to the Company and that such inability (i) may be expected to be permanent, or (ii) may be expected to continue for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of twelve (12) consecutive months). Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate the Executive’s employment.

“Effective Date” shall mean the date of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall have the meaning set forth in the preamble to this Agreement.

“Good Reason” shall mean (i) the Company’s failure to elect or reelect, or to appoint or reappoint, the Executive to the offices of Chief Accounting Officer of the Company; (ii) material changes by the Company in the Executive’s function, duties or responsibilities (including reporting responsibilities) of a scope less than that associated with the positions of Chief Accounting Officer of the Company; (iii) Executive’s base salary is reduced by the Company below the highest base salary of Executive in effect during the term of his Employment; (iv) relocation of Executive’s principal place of employment to a place that is not within a radius of twenty-five (25) miles of his primary residence; (v) failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or (vi) material breach of this Agreement by the Company, which breach is not cured within five (5) days after written notice thereof is delivered to the Company.

“Incentive Compensation” shall mean any annual cash bonuses, as determined in accordance with any annual bonus plan adopted by the Company’s Compensation Committee, to which the Executive is entitled for each fiscal year during his term of employment.

“Incumbent Board” shall have the meaning set forth in Section 2(b)(ii) of this Agreement.

“Initial Term” shall have the meaning set forth in Section 5 of this Agreement.

“Outstanding Capital Stock” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

“Pending Change of Control” shall have the meaning set forth in Section 2(c) of this Agreement.

“Person” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

“Term” shall have the meaning set forth in Section 5 of this Agreement.

“Termination Date” means the date the Executive ceases work, which cessation of work is a “separation from service” within the meaning of Section 409A.

“Voting Securities” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

Severance Provisions After Change of Control.

In the event that Executive’s employment with the Company is terminated (other than as a consequence of death or Disability) either (x) by the Company for any reason other than for Cause during a Pending Change of Control or within one year following the occurrence of a Change of Control, or (y) by Executive for Good Reason within one year following the occurrence of a Change of Control, then Executive shall be entitled to receive from the Company the following:

i)	a cash lump sum equal to an amount equal to one (1) year of Executive’s base salary in effect on the Termination Date;

ii)	a cash lump sum equal to the amount of accrued but unpaid Incentive Compensation earned by the Executive, which amount shall be prorated for the year in which the termination occurs and shall be calculated through the end of the last full month prior to the Termination Date with a proportionate adjustment to all caps and floors, if any, based upon the portion of the fiscal year worked prior to the termination of Executive’s employment; and

iii)	full vesting of all outstanding stock options and restricted stock grants held by Executive.

The Company shall make termination payments required by Section 2(a)(i) within ten (10) days of the Termination Date, and payments required by Section 2(a)(ii) within thirty (30) days of the Termination Date; provided, however, if such ten (10) day or thirty (30) day period begins in one calendar year and ends in another, Executive will not have the right to specify the calendar year of payment. All payments to be made to the Executive upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A) of the Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) the Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted.

For purposes of this Agreement, the term “Change of Control” shall mean:

The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) (any of the foregoing described in this Section 2(b)(i) hereafter a “Person”) of 20% or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1 (b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 35% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% respectively, of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition; or

The first purchase under a tender offer or exchange offer for 20% or more of the outstanding shares of stock (or securities convertible into stock) of the Company, other than an offer by the Company or any of its subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries.

For purposes of this Agreement, the term “Pending Change of Control” shall mean the occurrence of one of the following events as the result of which a Change of Control pursuant thereto is reasonably expected to occur within ninety (90) days after the date of determination as to whether there is a Pending Change of Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which would result in a Change of Control; (ii) the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control; (iii) a Person makes a public announcement of a tender offer for the Common Stock of the Company, the consummation of which would result in a Change of Control; or (iv) a Person makes a public announcement of, or makes a public filing with respect to, the intention of that Person to seek to change the membership of the Board of Directors of the Company in a manner that would result in a Change of Control. A Pending Change of Control shall cease to exist upon a Change of Control.

Should the Executive be terminated for any other reason than that described in Section 2(a), the Executive shall be entitled to severance pay, the amount of which shall be determined by the Compensation Committee of the Board of Directors taking into consideration the Executive’s contributions to the Company’s success and growth and the Executive’s length of service; provided, however, that if the Executive is terminated for cause there shall be no severance payment.

Specified Employee. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s “separation from service” (as defined in Section 409A) the Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by the Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to the Executive shall not be paid or provided to the Executive during the six-month period following the Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to the Executive in a lump sum within thirty (30) days after the date that is six (6) months following the Executive’s separation from service; and (ii) any amounts payable to the Executive after the expiration of such six- (6-) month period shall continue to be paid to the Executive in accordance with the terms of this Agreement.

Reimbursements And In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for an initial term of three (3) years (the “Initial Term”). Thereafter, the Term shall continue for successive one (1) year terms (the “Additional Terms”) unless either the Company or the Executive provides written notice of termination of this Agreement not less than one hundred twenty (120) days prior to the end of the Initial Term or any Additional Term, or unless earlier terminated by the mutual written consent of the Company and the Executive.

Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.

Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business or properties. The Executive’s rights hereunder are personal to and shall not be transferable or assignable by the Executive.

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Arizona applicable to contracts executed and to be wholly performed within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in Maricopa County or in such other place as the parties hereto may agree.

Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     IN WITNESS WHEREOF, AMTECH SYSTEMS, INC. has caused by instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

COMPANY:	EXECUTIVE:

AMTECH SYSTEMS, INC.

By
Name:	Robert T. Hass
Title: